For further information, contact:	Paul A. Bragg - Chairman and Chief Executive Officer
(281) 404-4700

VANTAGE DRILLING ANNOUNCES CONSENT SOLICITATION BY ITS SUBSIDIARY

OFFSHORE GROUP INVESTMENT LIMITED IN CONNECTION WITH 11 1/2% SENIOR

SECURED FIRST LIEN NOTES DUE 2015 (CUSIP NO. 676253 AC1)

HOUSTON, TX, May 11, 2011 - Vantage Drilling Company (the "Company") (NYSE Amex: VTG.U) (NYSE Amex: VTG) (NYSE Amex: VTG.WS) announced today that its wholly-owned subsidiary Offshore Group Investment Limited (the "Issuer") has commenced a solicitation of consents (the "Consent Solicitation") from holders of its 11 1/2% Senior Secured First Lien Notes due 2015 (the "Notes").

The Consent Solicitation will expire at 5:00 p.m., New York City time, on May 19, 2011, unless otherwise extended (such time and date, as may be extended, the "Expiration Date"). A consent can be revoked prior to the earlier of the receipt of the Requisite Consents or the Expiration Date (such time and date, as may be extended, the "Revocation Deadline"). Adoption of the proposed amendments requires the receipt of valid and unrevoked consents from holders of more than a majority in aggregate principal amount of the Notes (other than any Notes owned by the Company or any of its affiliates) (the "Requisite Consents").

Subject to the terms and conditions of the Consent Solicitation, the Issuer expects to pay, on the closing date to each holder of Notes that consents to the proposed amendments, on or prior to the Expiration Date, a fee equal to $5 in cash for each $1,000 in principal amount of the Notes (the "Consent Fee"). Payment of the Consent Fee is conditioned on the receipt of the Requisite Consents, among other things.

The purpose of the Consent Solicitation is to obtain approval to amend the indenture governing the Notes and the related security agreement. The proposed amendments would (i) permit the Issuer to issue up to an additional $225.0 million aggregate principal amount of Notes (the "Additional Notes"), the proceeds of which would be used to purchase from the Company all of the equity interests of P2020 Rig Co., the entity that owns the Aquamarine Driller, a jack-up drilling rig, and the related purchase of the subsidiary of the Company that is the party to the drilling contract for the Aquamarine Driller (together, the "Acquisitions"), (ii) permit the Company to consummate the Acquisitions under the indenture, (iii) permit the Company to issue, from time to time, up to $125.0 million aggregate principal amount of convertible debt, convertible into the Company's ordinary shares and (iv) modifying the Issuer's restrictions on maintaining funds in foreign deposit accounts. The Company expects to use a portion of the proceeds from the Acquisitions to repay and terminate its Term Loan Facility Agreement dated August 26, 2009 which was originally used to fund a portion of the construction cost of the Aquamarine Driller. The remainder of the proceeds is expected to be used by the Company to make the initial payment to Daewoo Shipbuilding and Marine Engineering Co., Ltd under the Company's recently announced construction contract for an ultra-deepwater drillship, and for general corporate purposes.

The Consent Solicitation is being made pursuant to a Consent Solicitation Statement, dated May 11, 2011, and a related Letter of Consent. Jefferies & Company, Inc. is serving as solicitation agent and D.F. King & Co., Inc. is serving as information agent in connection with the Consent Solicitation. Questions about the Consent Solicitation may be directed to Jefferies & Company, Inc. at (888) 708-5831 (US toll-free) or (203) 708-5831 (collect) Requests for assistance in delivering consents or for additional copies of the Consent Solicitation Statement and/or Letter of Consent should be directed to D.F. King & Co., Inc. at (212) 269-5550 (banks and brokers) or (800) 290-6427 (toll-free).

This press release is not an offer to sell the Additional Notes or any other securities and it is not soliciting an offer to buy the Additional Notes or any other securities. The Company has not obtained any commitments to purchase, or entered into any agreements to sell, the Additional Notes. The Company cannot assure you that the issuance of the Additional Notes will occur. Any agreements to sell the Additional Notes will only be entered into after the Revocation Deadline.

About Vantage

The Company, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and one ultra-deepwater drillship, the Platinum Explorer. The Company's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. The Company also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned and managed drilling units, the Company is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

Forward-Looking Statements

Certain statements contained in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company's control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, changing market conditions, the Company's ability to complete the offering and the consent solicitation.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.